Exhibit 5.1

333 South Hope Street Los Angeles, CA 90071 United States +1 213 680 8400 www.kirkland.com	Facsimile: +1 213 680 8500

September 20, 2019

Ares Management Corporation

2000 Avenue of the Stars,

12th Floor

Los Angeles, CA 90067

Ladies and Gentlemen:

We are providing this letter in our capacity as counsel to Ares Management Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated September 20, 2019 (the “Prospectus Supplement”) to the prospectus, dated February 27, 2017, included as part of a registration statement on Form S-3 (File No. 333-216251) (the “Registration Statement”) relating to the issuance and sale by the Company of up to 7,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A common stock”) of the Company (including 1,050,000 Class A common stock that may be sold pursuant to the exercise of the underwriters’ option to purchase up to 1,050,000 additional shares of Class A common stock), pursuant to an Underwriting Agreement, dated September 18, 2019 (the “Underwriting Agreement”), among the Company, Ares Holdings L.P., Ares Offshore Holdings L.P., Ares Investments L.P., Ares Holdco LLC, AOF Holdco LLC, AI Holdco LLC and the underwriters named therein.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including, (i) the certificate of incorporation of the Company in the form filed Exhibit 99.3 to the Registrant’s Current Report on Form 8-K (File No. 001-36429) filed with the SEC on November 15, 2018; (ii) the bylaws of the Company in the form filed as Exhibit 99.4 to the Registrant’s Current Report on Form 8-K (File No. 001-36429) filed with the SEC on November 15, 2018, (iii) resolutions of the Board of Directors of the Company, (iv) the Underwriting Agreement, (iv) the Registration Statement, together with the exhibits filed as a part thereof and including the documents incorporated by reference therein and (v) the Prospectus Supplement, including any documents incorporated by reference therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

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Based upon and subject to the foregoing limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts after the Registration Statement was declared effective, that the shares of Class A common stock are (i) duly authorized and (ii) validly issued and fully paid and holders of the Class A common stock have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Class A common stock.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the shares of Class A common stock.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP